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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) of the
SECURITIES EXCHANGE ACT OF 1934




Date of Report:                     January 21, 1994

Exact name of registrant
as specified in its charter:        BELL ATLANTIC CORPORATION

Commission File No.:                1-8606

State of Incorporation:             Delaware

IRS Employer Identification No.:    23-2259884

Address of principal
executive offices:                  1717 Arch Street
                                    Philadelphia, Pennsylvania
Zip Code:                           19103

Registrant's telephone number,
including area code:                (215) 963-6000

Former name or former address,
if changed since last report:       N/A
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Item 5. Other Events.

Bell Atlantic Corporation (the Company) on January 21, 1994 announced that it was reporting 1993 earnings of $3.22 per share, which included a one-time, non-cash charge of $.19 per share, or $85.0 million, for the adoption of a change in the method of accounting for postemployment benefits, versus $3.13 per share in 1992. Excluding this charge and the impact of 1993 tax legislation, 1993 earnings per share would have been $3.44.

         In addition to the one-time, non-cash charge for the change in the method of accounting for postemployment benefits (Statement of Financial Accounting Standards No. 112 [FAS 112]) and a net decrease of $.03 per share, or $11.4 million, for the effect of 1993 federal tax legislation, results for 1993 also included extraordinary charges of $.13 per share, or $58.4 million, for early extinguishment of debt; and a net benefit of $.11 per share, or $51.0 million, for other previously reported items. Earnings for 1992 included a net charge of $.06 per share for previously disclosed items, including early extinguishment of debt.

         Net income for the year was $1.40 billion compared with $1.34 billion for 1992. After excluding the above special items in both years, net income would have been $1.51 billion for 1993 and $1.37 billion for 1992.

         For the fourth quarter of 1993, earnings were $.76 per share, or $333.1 million, which included an extraordinary charge of $.01 per share, or $4.1 million, for early extinguishment of debt and a net decrease of $.02 per share, or $8.0 million, for the effect of 1993 federal tax legislation. For the same period last year, earnings were $.74 per share, or $317.3 million, which included a $.02 per share extraordinary charge for early extinguishment of debt. The one-time charge for FAS 112 was recorded retroactively to the first quarter of 1993.

         The Company stated that results from its landline network and domestic wireless businesses give it confidence that it can expect continued growth from these operations in 1994. The Company's landline network business volumes and the demand for new products and services continue on an upward trend. Access minutes of use grew by 7.2 percent in 1993, and the Company reached the milestone of one million Answer Call subscribers. In the Company's wireless business, results were dramatically higher than last year. The cellular subscriber base grew nearly 49 percent, surpassing the one million mark, and revenue growth exceeded 30 percent for the year.

         Wireless operations reported a total of approximately 1.04 million subscribers at the end of 1993, an increase of 340,700 over 1992. In the network services companies, access lines at the end of the year totalled 18.6 million, an increase of 464,600 lines, or 2.6 percent, versus the end of 1992. Business access
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lines increased 4.1 percent and Centrex access lines increased 4.2 percent over totals at the end of 1992. Total minutes of use increased 7.2 percent and message toll service volumes increased 3.4 percent over 1992.

         Bell Atlantic's total operating revenues for 1993 were $12.99 billion, an increase of 2.1 percent compared with $12.72 billion for 1992, which included the impact of the continued de-emphasis of computer leasing and the disposition of a majority of the customer premises equipment business.
Revenues in ongoing businesses, principally network and wireless, increased by
4.5 percent over 1992.

         Total operating expenses were $10.19 billion for 1993, compared with $10.21 billion for 1992. Excluding an increase of $128 million in depreciation, operating expenses decreased by 1.4 percent, or $147 million. The adoption of FAS 112 is not expected to have a significant effect on the Company's ongoing level of operating expense.
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Item 7. Financial Statements and Exhibits.

(c)  Exhibits.

The exhibit identified below is filed as an exhibit hereto.

Exhibit 99:

Unaudited condensed consolidated statements of income, unaudited other selected data and unaudited selected operating statistics for the three months and year ended December 31, 1993 and 1992.
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SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


BELL ATLANTIC CORPORATION


By:   /William O. Albertini/
    William O. Albertini
    Vice President and Chief
    Financial Officer

Date: January 21, 1994
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Bell Atlantic Corporation
File No. 1-8606


INDEX TO EXHIBITS

The exhibit identified below is filed as an exhibit hereto.


Exhibit 99:

Unaudited condensed consolidated statements of income, unaudited other selected data and unaudited selected operating statistics for the three months and year ended December 31, 1993 and 1992.